                                  SCHEDULE 13D

----------------------------------------    -----------------------------------
          CUSIP No. 462628108                       Page 1 of 21 Pages
                    ---------                       -------    --------
----------------------------------------    -----------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            iPrint Technologies, inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock

                          Common Stock, $.001 par value
-------------------------------------------------------------------------------

                         (Title of Class of Securities)

                                    462628108

-------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 Royal P. Farros
                             255 Constitution Drive
                              Menlo Park, CA 94025
                                 (650) 298-8500

-------------------------------------------------------------------------------

       (Name, Address and Telephone Number of Person Authorized to Receive
                          Notices and Communications)

                                  June 23, 2001
-------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

                                  SCHEDULE 13D

----------------------------------------    -----------------------------------
          CUSIP No. 462628108                     Page 2 of 21 Pages
                    ---------                    --------    --------
----------------------------------------    -----------------------------------

  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Canaan Equity L.P.

-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)
                                                                       (b)

-------------------------------------------------------------------------------
  3     SEC USE ONLY

-------------------------------------------------------------------------------
  4     SOURCE OF FUNDS*

        WC
-------------------------------------------------------------------------------
  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]

-------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership

-------------------------------------------------------------------------------
                          7     SOLE VOTING POWER

                                3,188,589
      NUMBER OF
                        -------------------------------------------------------
        SHARES            8     SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                 0

                        -------------------------------------------------------
         EACH             9     SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                  3,188,589

                        -------------------------------------------------------
         WITH             10    SHARED DISPOSITIVE POWER

                                0

-------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,188,589

-------------------------------------------------------------------------------
    12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
          / /
-------------------------------------------------------------------------------
    13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          10.6%

-------------------------------------------------------------------------------
    14    TYPE OF REPORTING PERSON *

          PN

-------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------------------    -----------------------------------
          CUSIP No. 462628108                     Page 3 of 21 Pages
                    ---------                    --------    --------
----------------------------------------    -----------------------------------

-------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Canaan Equity Partners LLC

-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)
                                                                        (b)

-------------------------------------------------------------------------------
  3     SEC USE ONLY

-------------------------------------------------------------------------------
  4     SOURCE OF FUNDS*

        WC
-------------------------------------------------------------------------------
  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]
-------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Liability Company

-------------------------------------------------------------------------------
                           7    SOLE VOTING POWER

                                0
       NUMBER OF
                          -----------------------------------------------------
         SHARES            8    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                3,188,589

                          -----------------------------------------------------
          EACH             9    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0

                          -----------------------------------------------------
          WITH             10   SHARED DISPOSITIVE POWER

                                3,188,589

-------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,188,589

-------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         / /

-------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         10.6%

-------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON *

         OO

-------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------------------    -----------------------------------
          CUSIP No. 462628108                     Page 4 of 21 Pages
                    ---------                    --------    --------
----------------------------------------    -----------------------------------

-------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Harry T. Rein

-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)
                                                                      (b)

-------------------------------------------------------------------------------
  3     SEC USE ONLY

-------------------------------------------------------------------------------
  4     SOURCE OF FUNDS*

        WC
-------------------------------------------------------------------------------
  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]
-------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

-------------------------------------------------------------------------------
                           7    SOLE VOTING POWER

                                0
       NUMBER OF
                          -----------------------------------------------------
         SHARES            8    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                3,188,589

                          -----------------------------------------------------
          EACH             9    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0

                          -----------------------------------------------------
          WITH             10   SHARED DISPOSITIVE POWER

                                3,188,589

-------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,188,589

-------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         / /

-------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         10.6%

-------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON *

         IN
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------------------    -----------------------------------
          CUSIP No. 462628108                     Page 5 of 21 Pages
                    ---------                    --------    --------
----------------------------------------    -----------------------------------

-------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        James C. Furnivall

-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)
                                                                     (b)

-------------------------------------------------------------------------------
  3     SEC USE ONLY

-------------------------------------------------------------------------------
  4     SOURCE OF FUNDS*

        WC
-------------------------------------------------------------------------------
  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]
-------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

-------------------------------------------------------------------------------
                           7    SOLE VOTING POWER

                                0
       NUMBER OF
                          -----------------------------------------------------
         SHARES            8    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                3,188,589

                          -----------------------------------------------------
          EACH             9    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0

                          -----------------------------------------------------
          WITH             10   SHARED DISPOSITIVE POWER

                                3,188,589

-------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,188,589

-------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         / /

-------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         10.6%

-------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON *

         IN

-------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------------------    -----------------------------------
          CUSIP No. 462628108                     Page 6 of 21 Pages
                    ---------                    --------    --------
----------------------------------------    -----------------------------------

-------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Stephen L. Green

-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)
                                                                      (b)

-------------------------------------------------------------------------------
  3     SEC USE ONLY

-------------------------------------------------------------------------------
  4     SOURCE OF FUNDS*

        WC
-------------------------------------------------------------------------------
  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]
-------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

-------------------------------------------------------------------------------
                           7    SOLE VOTING POWER

                                0
       NUMBER OF
                          -----------------------------------------------------
         SHARES            8    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                3,188,589
                          -----------------------------------------------------
          EACH             9    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0

                          -----------------------------------------------------
          WITH             10   SHARED DISPOSITIVE POWER

                                3,188,589

-------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,188,589

-------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         / /

-------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         10.6%

-------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON *

         IN

-------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------------------    -----------------------------------
          CUSIP No. 462628108                     Page 7 of 21 Pages
                    ---------                    --------    --------
----------------------------------------    -----------------------------------

-------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Deepak Kamra

-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)
                                                                      (b)

-------------------------------------------------------------------------------
  3     SEC USE ONLY

-------------------------------------------------------------------------------
  4     SOURCE OF FUNDS*

        WC
-------------------------------------------------------------------------------
  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]
-------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

-------------------------------------------------------------------------------
                           7    SOLE VOTING POWER

                                41,493
       NUMBER OF
                          -----------------------------------------------------
         SHARES            8    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                3,188,589

                          -----------------------------------------------------
          EACH             9    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 41,493

                          -----------------------------------------------------
          WITH             10   SHARED DISPOSITIVE POWER

                                3,188,589

-------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,230,082

-------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         / /

-------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         10.7%

-------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON *

         IN

-------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------------------    -----------------------------------
          CUSIP No. 462628108                     Page 8 of 21 Pages
                    ---------                    --------    --------
----------------------------------------    -----------------------------------

-------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Gregory Kopchinsky

-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)
                                                                    (b)

-------------------------------------------------------------------------------
  3     SEC USE ONLY

-------------------------------------------------------------------------------
  4     SOURCE OF FUNDS*

        WC
-------------------------------------------------------------------------------
  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]
-------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

--------------------------------------------------------------------------------
                           7    SOLE VOTING POWER

                                0
       NUMBER OF
                          -----------------------------------------------------
         SHARES            8    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                3,188,589

                          -----------------------------------------------------
          EACH             9    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0

                          -----------------------------------------------------
          WITH             10   SHARED DISPOSITIVE POWER

                                3,188,589

-------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,188,589

-------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         / /
-------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         10.6%

-------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON *

         IN

-------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------------------    -----------------------------------
          CUSIP No. 462628108                     Page 9 of 21 Pages
                    ---------                    --------    --------
----------------------------------------    -----------------------------------

-------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Guy M. Russo

-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)
                                                                      (b)

-------------------------------------------------------------------------------
  3     SEC USE ONLY

-------------------------------------------------------------------------------
  4     SOURCE OF FUNDS*

        WC
-------------------------------------------------------------------------------
  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]
-------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

-------------------------------------------------------------------------------
                           7    SOLE VOTING POWER

                                0
       NUMBER OF
                          -----------------------------------------------------
         SHARES            8    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                3,188,589

                          -----------------------------------------------------
          EACH             9    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0

                          -----------------------------------------------------
          WITH             10   SHARED DISPOSITIVE POWER

                                3,188,589

-------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,188,589

-------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         / /

-------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         10.6%

-------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON *

         IN

-------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------------------    -----------------------------------
          CUSIP No. 462628108                     Page 10 of 21 Pages
                    ---------                    --------    --------
----------------------------------------    -----------------------------------

-------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        John V. Balen

-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)
                                                                      (b)

-------------------------------------------------------------------------------
  3     SEC USE ONLY

-------------------------------------------------------------------------------
  4     SOURCE OF FUNDS*

        WC
-------------------------------------------------------------------------------
  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]
-------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

-------------------------------------------------------------------------------
                            7    SOLE VOTING POWER

                                 1,000
       NUMBER OF
                          -----------------------------------------------------
         SHARES             8    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                 3,188,589

                          -----------------------------------------------------
          EACH              9    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                  1,000

                          -----------------------------------------------------
          WITH             10    SHARED DISPOSITIVE POWER

                                 3,188,589

-------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,189,589

-------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         / /
-------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         10.6%

-------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON *

         IN

-------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------------------    -----------------------------------
          CUSIP No. 462628108                     Page 11 of 21 Pages
                    ---------                    --------    --------
----------------------------------------    -----------------------------------

-------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Eric A. Young

-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)
                                                                     (b)

-------------------------------------------------------------------------------
  3     SEC USE ONLY

-------------------------------------------------------------------------------
  4     SOURCE OF FUNDS*

        WC
-------------------------------------------------------------------------------
  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]
-------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

-------------------------------------------------------------------------------
                            7    SOLE VOTING POWER

                                 0
       NUMBER OF
                          -----------------------------------------------------
         SHARES             8    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                 3,188,589

                          -----------------------------------------------------
          EACH              9    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                  0

                          -----------------------------------------------------
          WITH             10    SHARED DISPOSITIVE POWER

                                 3,188,589

-------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,188,589

-------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         / /

-------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         10.6%

-------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON *

         IN

-------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------------------    -----------------------------------
          CUSIP No. 462628108                     Page 12 of 21 Pages
                    ---------                    --------    --------
----------------------------------------    -----------------------------------

ITEM 1.  SECURITY AND ISSUER.

         This Schedule relates to shares of Common Stock of iPrint Technologies, inc. ("iPrint"). iPrint's principal executive offices are located at 255 Constitution Drive, Menlo Park, CA 94025.

ITEM 2.  IDENTITY AND BACKGROUND.

         This statement is filed by Canaan Equity L.P. ("Canaan Equity"), a Delaware limited partnership, Canaan Equity Partners LLC ("CEP"), a Delaware limited liability company, and Harry T. Rein, John V. Balen, James C. Furnivall, Stephen L. Green, Deepak Kamra, Gregory Kopchinsky, Guy M. Russo, and Eric A. Young (collectively, the "Partners"). Canaan Equity, CEP (which serves as sole general partner of Canaan Equity), and Messrs. Rein, Balen, Furnivall, Green, Kamra, Kopchinsky, Russo and Young (who serve as managers of CEP), are collectively referred to as the "Reporting Persons" in this Schedule 13D.

         Except in the case of, John V. Balen, Deepak Kamra and Eric A. Young, the principal business address of the Reporting Persons is 105 Rowayton Avenue, Rowayton, CT 06853. The principal business address of John V. Balen, Deepak Kamra and Eric A. Young is 2884 Sand Hill Road, Suite 115, Menlo Park, CA 94025.

         During the last five years, none of the Partners has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor were any of the Partners a party to a civil proceeding of a judicial or administrative body of competent jurisdiction that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         Canaan Equity, is a limited partnership organized under the laws of Delaware. CEP is a limited liability company organized under the laws of Delaware. Each of Messrs. Rein, Balen, Furnivall, Green, Kamra, Kopchinsky, Russo and Young is a citizen of the United States.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         The securities reported in this Schedule were acquired through purchases made prior to iPrint's initial public offering and pursuant to the exercise of options to purchase such shares. With respect to the Common Stock held of record by Canaan Equity, the source of the funds used to make such purchases was the working capital of Canaan Equity. With respect to the Common Stock held of record by each of Messrs. Balen and Kamra, the source of the funds to make such purchase was, in each case, personal funds.

ITEM 4.  PURPOSE OF TRANSACTION.

         On June 23, 2001, Canaan Equity entered into a Voting Agreement in the form attached hereto as EXHIBIT 1 and the Third Amended and Restated Registration Rights Agreement ("RIGHTS AGREEMENT") in the form attached hereto as EXHIBIT 2. The full text of each of EXHIBIT 1 and EXHIBIT 2 is incorporated by reference herein. The purpose of Canaan Equity in entering into the Voting Agreement and the Rights Agreement was to enhance the likelihood of completion of the transactions contemplated by the Agreement and Plan of Reorganization ("REORGANIZATION AGREEMENT"), attached hereto as EXHIBIT 3 and incorporated by reference herein, entered into concurrently with each of the Voting Agreement

                                  SCHEDULE 13D

----------------------------------------    -----------------------------------
          CUSIP No. 462628108                     Page 13 of 21 Pages
                    ---------                    --------    --------
----------------------------------------    -----------------------------------

and the Rights Agreement. The Reorganization Agreement provides for, among other things, the acquisition of Wood Alliance, Inc. by iPrint., the reconstitution of iPrint's board of directors as provided for in the Reorganization Agreement, and the issuance of .86 shares of iPrint Common Stock for each issued and outstanding share of Wood Common Stock (other than shares held in treasury by Wood, which shall cease to be outstanding and to exist and shall be canceled and retired).

         Except as set forth above, the Reporting Persons do not have any intention to engage in any of the transactions enumerated in Items 4(a) through 4(j) of this Schedule.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         Canaan Equity is the beneficial owner of 3,188,589 share of Common Stock, representing beneficial ownership of 10.6% of the Issuer's Common Stock. CEP, by virtue of its status as the sole general partner of Canaan Equity, may be deemed to be the beneficial owner of 3,188,589 shares, representing beneficial ownership of 10.6% of the Issuer's Common Stock. By virtue of their status as managers of CEP, Messrs. Rein, Furnivall, Green, Kopchinsky, Russo, and Young each may be deemed to be the beneficial owners of 3,188,589 shares representing in the case of each Partner and Manager, beneficial ownership of 10.6%. By virtue of his status as a manager of CEP, his holdings of record of Common Stock and his beneficial holdings of options exercisable within 60 days, Mr. Kamra may be deemed to be beneficial owner of 3,230,082 shares, representing 10.7% of the Issuer's outstanding Common Stock. By virtue of his status as a manager of CEP and his holdings of record of Common Stock, Mr. Balen may be deemed to be beneficial owner of 3,190,589 shares, representing 10.6% of the Issuer's outstanding Common Stock. The foregoing percentages are based on the 30,099,524 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of the Issuer for the quarter ended March 31, 2001. Except as described in Items 3 and 4 above, none of the Reporting Persons has engaged in any other transactions with respect to these shares in the past sixty days.

                                                                    NUMBER OF SHARES
                                               ------------------------------------------------------------------------
(c)  REPORTING PERSON                         (i)                  (ii)                     (iii)                   (iv)
     -----------------                 ------------------   -------------------        -------------             -----------
Canaan Equity                                   3,188,589                    0            3,188,589                     0
CEP                                                     0            3,188,589                    0             3,188,589

Harry T. Rein                                           0            3,188,589                    0             3,188,589
John V. Balen                                       1,000            3,188,589                1,000             3,188,589
James C. Furnivall                                      0            3,188,589                    0             3,188,589
Stephen L. Green                                        0            3,188,589                    0             3,188,589
Deepak Kamra                                       41,493            3,188,589               41,493             3,188,589
Gregory Kopchinsky                                      0            3,188,589                    0             3,188,589
Guy M. Russo                                            0            3,188,589                    0             3,188,589
Eric A. Young                                           0            3,188,589                    0             3,188,589

(i)   Sole power to vote or direct the vote
(ii)  Shared power to vote or to direct the vote
(iii) Sole power to dispose or to direct the disposition of
(iv)  Shared power to dispose or to direct the disposition of

                                  SCHEDULE 13D

----------------------------------------    -----------------------------------
          CUSIP No. 462628108                     Page 14 of 21 Pages
                    ---------                    --------    --------
----------------------------------------    -----------------------------------

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         Reference is made to the Voting Agreement and Rights Agreement referred to above in Item 4 and incorporated by reference herein.

                                  SCHEDULE 13D

----------------------------------------    -----------------------------------
          CUSIP No. 462628108                     Page 15 of 21 Pages
                    ---------                    --------    --------
----------------------------------------    -----------------------------------

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

EXHIBIT NO.   DESCRIPTION
1.            Form of Voting Agreement, dated as of June 23, 2001

2.            Form of Third Amended and Restated Rights Agreement, dated as of June 23, 2001

3.            Agreement and Plan of Reorganization, dated as of June 23, 2001, by and among iPrint
              Technologies, inc., Wood Alliance, Inc. and Metal Combination Corp.

                                  SCHEDULE 13D

----------------------------------------    -----------------------------------
          CUSIP No. 462628108                     Page 16 of 21 Pages
                    ---------                    --------    --------
----------------------------------------    -----------------------------------

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Canaan Equity L.P.

By:     Canaan Equity Partners LLC
        Its General Partner

By:               *
        ---------------------------------------------
        Manager

Canaan Equity Partners LLC

By:               *
        ---------------------------------------------
        Manager

                  *
-----------------------------------------------------
Harry T. Rein

                  *
-----------------------------------------------------
James C. Furnivall

                  *
-----------------------------------------------------
Stephen L. Green

                  *
-----------------------------------------------------
Deepak Kamra

                  *
-----------------------------------------------------
Gregory Kopchinsky

                  *
-----------------------------------------------------
Guy M. Russo

                  *
-----------------------------------------------------
John V. Balen

                                  SCHEDULE 13D

----------------------------------------    -----------------------------------
          CUSIP No. 462628108                     Page 17 of 21 Pages
                    ---------                    --------    --------
----------------------------------------    -----------------------------------


                  *
-----------------------------------------------------
Eric A. Young
                                                *By: /s/ Guy M. Russo
                                                     --------------------------
                                                     Guy M. Russo
                                                     Attorney-in-Fact

-------------------------------------------------------------------------------
This Schedule 13D was executed by Guy M. Russo pursuant to Powers of Attorney a copy of which is filed herewith as Exhibit 2.

                                  SCHEDULE 13D

----------------------------------------    -----------------------------------
          CUSIP No. 462628108                     Page 18 of 21 Pages
                    ---------                    --------    --------
----------------------------------------    -----------------------------------

                                                                      EXHIBIT 1

                             JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree that only one statement containing the information required by Schedule 13D need be filed by each of the undersigned with respect to the ownership by each of the undersigned of shares of stock of iPrint.com, inc. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Canaan Equity L.P.

By:     Canaan Equity Partners LLC
        Its General Partner

By:               *
        ---------------------------------------------
        Manager

Canaan Equity Partners LLC

By:               *
        ---------------------------------------------
        Manager

                  *
-----------------------------------------------------
Harry T. Rein

                  *
-----------------------------------------------------
James C. Furnivall

                  *
-----------------------------------------------------
Stephen L. Green

                  *
-----------------------------------------------------
Deepak Kamra

                  *
-----------------------------------------------------
Gregory Kopchinsky

                  *
-----------------------------------------------------
Guy M. Russo

                                  SCHEDULE 13D

----------------------------------------    -----------------------------------
          CUSIP No. 462628108                     Page 19 of 21 Pages
                    ---------                    --------    --------
----------------------------------------    -----------------------------------

                  *
-----------------------------------------------------
John V. Balen

                  *
-----------------------------------------------------
Eric A. Young

                                       *By: /s/ Guy M. Russo
                                            -----------------------------------
                                            Guy M. Russo
                                            Attorney-in-Fact

----------------------------------------------------------------------------
This Schedule 13D was executed by Guy M. Russo pursuant to Powers of Attorney a copy of which is filed herewith as Exhibit 2.

                                  SCHEDULE 13D

----------------------------------------    -----------------------------------
          CUSIP No. 462628108                     Page 20 of 21 Pages
                    ---------                    --------    --------
----------------------------------------    -----------------------------------

                                                                      EXHIBIT 2

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Guy M. Russo his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself as an individual or in his capacity as a general partner or authorized signatory, as the case may be, on behalf of any of Canaan Equity L.P. or Canaan Equity Partners LLC pursuant to the Securities Act of 1933, as amended, (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Securities Act, the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby, and ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof, or may have done in connection with the matters described above.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                  SCHEDULE 13D

----------------------------------------    -----------------------------------
          CUSIP No. 462628108                     Page 21 of 21 Pages
                    ---------                    --------    --------
----------------------------------------    -----------------------------------

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 14th day of February, 2001.

CANAAN EQUITY L.P.

By:  Canaan Equity Partners LLC
        Its General Partner

By:     /s/ Harry T. Rein
      -----------------------------------------------
        Member/Manager

CANAAN EQUITY PARTNERS LLC

By:     /s/ Harry T. Rein
      -----------------------------------------------
        Member/Manager

  /s/ Harry T. Rein
-----------------------------------------------------
Harry T. Rein

  /s/ Guy M. Russo
-----------------------------------------------------
Guy M. Russo

  /s/ Gregory Kopchinsky
-----------------------------------------------------
Gregory Kopchinsky

  /s/ Eric A. Young
-----------------------------------------------------
Eric A. Young

  /s/ Stephen L. Green
-----------------------------------------------------
Stephen L. Green

  /s/ James C. Furnivall
-----------------------------------------------------
James C. Furnivall

  /s/ Deepak Kamra
-----------------------------------------------------
Deepak Kamra

  /s/ John V. Balen
------------------------------------------------------
John V. Balen